Exhibit 99.1

O’REILLY AUTOMOTIVE PROPOSES TO ACQUIRE CSK AUTO

FOR $8.00 PER SHARE IN CASH

Provides 34% Percent Premium to Current Trading Price of CSK Auto

Springfield, Missouri, February 1, 2008 – O’Reilly Automotive, Inc. (NASDAQ:ORLY) announced today that it is proposing to acquire all of the outstanding shares of CSK Auto Corporation (NYSE:CAO) common stock for $8.00 per share in cash. This proposal represents a 34% premium over CSK’s closing stock price on Thursday, January 31, 2008. The proposal also represents a 63% premium over the average trading stock price for CSK over the last thirty days. The total transaction is valued at approximately $845 million, including the assumption of approximately $490 million of CSK debt. The acquisition is expected to be accretive to O’Reilly’s earnings in the first full year after completion of the acquisition excluding one time transaction costs.

O’Reilly Automotive Chief Executive Officer Greg Henslee stated, “While we still prefer to work together with CSK and its board of directors to negotiate a mutually beneficial agreement for our respective stakeholders, we feel we have been forced to take our proposal directly to CSK’s shareholders. We believe that it is critical to give the CSK shareholders a chance to decide for themselves and that they will find O’Reilly Automotive’s proposed acquisition of CSK is extremely compelling and will create significant value for each of our stakeholders. The combined company will be a more effective and profitable competitor with the ability to better meet the continuing evolution of the industry.”

In light of the compelling reasons for a combination of O’Reilly and CSK, and the importance of allowing the companies’ respective shareholders to capitalize on the benefits of the proposed transaction sooner rather than later, O’Reilly is releasing the following letter to CSK publicly so that both companies’ stakeholders will have the opportunity to fully assess this unique proposal:

February 1, 2008

Mr. Lawrence Mondry President and Chief Executive Officer The Board of Directors CSK Auto Corporation 645 East Missouri Avenue, Suite 400 Phoenix, AZ 85012

Dear Larry:

As you know we are very interested in pursuing opportunities for our two companies and regret that our prior conversations have not been more fruitful. Having not been able to move forward privately, we believe the opportunities for our respective companies and their employees, customers and shareholders are so compelling that it is important to make our proposal public.

O’Reilly Automotive, Inc. is proposing to acquire all of the outstanding shares of CSK’s common stock for $8.00 per share in cash. Our proposal represents a 34% premium, based on CSK’s closing stock price on Thursday, January 31, 2008. The proposal also represents a 63% premium over the average trading stock price for CSK over the last thirty days.

Our board of directors unanimously supports a combination with CSK. We have been working extensively with our financing sources, Lehman Brothers and Bank of America, and our proposal will not be subject to a financing condition. In addition, we have worked with antitrust counsel to analyze this transaction and believe that there are no regulatory hurdles. Our proposal is conditioned on satisfactory completion of a due diligence investigation, which we believe can be completed expeditiously.

As you know, since March 2007, we have indicated to CSK on a number of occasions that we are interested in acquiring CSK and have made proposals to acquire CSK at a substantial premium to market. During this time we have watched the stock plummet from $16.98 on March 9,2007 to a low of $3.96 on January 18, 2008. We have attempted to be flexible and have indicated our willingness to pursue a transaction using cash or O’Reilly stock. Based on our commitment to pursue a transaction and in reliance on your public filings, we completed open market purchases of approximately 2 million shares or 4.9% of CSK common stock.

The benefits of our proposed transaction are very compelling and offer significantly more security to CSK stockholders, creditors, suppliers and partners than CSK on a standalone basis. Equally important, this transaction provides growth and advancement opportunities for employees. The combined company would be the third largest auto parts retailer in the country. Building upon the foundation of CSK’s Western presence and O’Reilly’s Midwestern and Southeastern presence, the combined company would be positioned to further leverage O’Reilly’s very effective dual-market strategy.

At your request on October 18, 2007, we signed a confidentiality agreement in anticipation of access to information. We received no information. On November 14, 2007, you requested that we sign a standstill agreement. We are uncomfortable entering into a long agreement that would prohibit us from making an offer directly to CSK stockholders in the event CSK’s board determines not to pursue a change of control transaction. We believe our existing confidentiality agreement should be sufficient in order to permit access to CSK’s due diligence materials and to be allowed to participate in CSK's process.

We would unquestionably prefer to work cooperatively with you to complete a negotiated transaction that would produce substantial benefits for our respective stockholders. We and our advisors, Lehman Brothers and Skadden, Arps, are ready to commence due diligence and to negotiate definitive documentation immediately, and request that you agree to work with us. We are prepared to meet with you or CSK’s Board to achieve this outcome. I believe we owe it to our respective stakeholders to pursue this opportunity vigorously.

I look forward to hearing from you soon.

Respectfully,

/s/ Greg Henslee

Greg Henslee

Chief Executive Officer

O’Reilly Automotive, Inc.

The O’Reilly proposal is subject to satisfactory completion of due diligence, approval by O’Reilly and CSK’s respective Boards of Directors, approval by CSK shareholders and the receipt of customary regulatory approvals.

Lehman Brothers Inc. is acting as exclusive financial advisor to O’Reilly, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel.

About O'Reilly Automotive, Inc

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O'Reilly family, the Company operated 1,830 stores in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of December 31, 2007.

Forward-Looking Information

O’Reilly Automotive, Inc. claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of O’Reilly Automotive, Inc.’s Form 10-K for the year ended December 31, 2006, for more details.

Contacts

Kelly Sullivan / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449